Exhibit 5.1

JONES DAY

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

August 22, 2012

Molycorp, Inc.

5619 Denver Tech Center Parkway

Suite 1000

Greenwood Village, Colorado 80111

Re: $414,000,000 of 6.00% Convertible Senior Notes due 2017 of Molycorp, Inc.

Ladies and Gentlemen:

We have acted as counsel for Molycorp, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $414,000,000 aggregate principal amount of the Company’s 6.00% Convertible Senior Notes due 2017 (the “Convertible Notes”) convertible into cash, shares of the Company’s common stock, par value $0.001 per share (“Common Stock” and, when issued upon conversion of the Convertible Notes, the “Conversion Shares”) or a combination of cash and Conversion Shares, pursuant to the Underwriting Agreement, dated as of August 17, 2012 (the “Underwriting Agreement”), by and among the Company and Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC (together, the “Underwriters”). The Convertible Notes will be issued pursuant to the Indenture, dated as of August 22, 2012 (the “Base Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of August 22, 2012 (together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Convertible Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company.

2. The Conversion Shares initially issuable upon conversion of the Convertible Notes have been authorized by all necessary corporate action of the Company and, when issued and delivered upon conversion of the Convertible Notes pursuant to the terms of the Indenture, will be validly issued, fully paid and nonassessable.

ALKHOBAR • ATLANTA • BEIJING • BOSTON • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DUBAI DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES • MADRID MEXICO CITY • MILAN • MOSCOW • MUNICH • NEW YORK • PARIS • PITTSBURGH • RIYADH • SAN DIEGO SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Molycorp, Inc. August 22, 2012 Page 2	JONES DAY

For purposes of the opinion expressed in paragraph 1, we have assumed that (i) the definitive terms of the Convertible Notes will be established in accordance with the provisions of the Indenture and (ii) the Trustee has authorized, executed and delivered the Indenture and the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinion expressed in paragraph 1 is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-183336) (the “Registration Statement”), filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day